Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-117592 and 333-221332 on Form S-3 and Registration Statement Nos. 333-67828, 333-82818, 333-104427, 333-107356, 333-116103, 333-125080, 333-132556, 333-142857, 333-149758, 333-159562, 333-176146, 333-190930, 333-205465, 333-225179, 333-231669, 333-256979, 333-265767, 333-272242, 333-280384 and 333-288140 on Form S-8 of our reports dated February 26, 2026, relating to the financial statements of Omnicell, Inc. and the effectiveness of Omnicell, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

San Jose, California
February 26, 2026